Exhibit 99

  PFIZER FOURTH-QUARTER AND FULL-YEAR 2005 FINANCIAL RESULTS REFLECT OPERATING
                             AND FINANCIAL STRENGTH

                              Fourth Quarter               Full Year
($ billions, except       -----------------------   -----------------------
per-share amounts)           2005         2004         2005         2004
------------------------  ----------   ----------   ----------   ----------
Revenue                   $   13.592   $   14.924   $   51.298   $   52.516
Reported Net Income       $    2.732   $    2.825   $    8.085   $   11.361
Reported Diluted EPS      $     0.37   $     0.38   $     1.09   $     1.49
Adjusted Income(1)        $    3.765   $    4.385   $   15.001   $   16.136
Adjusted Diluted
 EPS(1)                   $     0.51   $     0.58   $     2.02   $     2.12

[see footnotes at end of text]

                                      - - -

   Stronger Than Expected Results Driven by In-Line Medicines, Performance of
                   New Medicines, and Accelerated Cost Savings

                                      - - -

                Lipitor Revenue Up 12 Percent Worldwide in 2005;
               Lyrica One of Most Successful Pfizer Launches Ever;
           Worldwide Geodon Revenue Up 26 Percent; Pipeline Advances,
    With Six Promising Medicines In U.S. Regulatory Review, Including Sutent and Champix, Which Have Been Granted Priority Review

                                      - - -

                'Adapting to Scale' Cost Savings of $800 Million,
                                Double 2005 Goal

                                      - - -

               Quarter Includes Important Lipitor Patent Victories
                        and 26-Percent Dividend Increase

                                      - - -

                  Pfizer Continues To Invest in Future Growth;
            Reaches Agreement to Acquire Worldwide Rights to Exubera,
                      Innovative Diabetes Product Candidate

                                      - - -

            Factors Driving Performance in 2006 May Differ from 2005;
                     Company Analyst Meeting Is February 10

    NEW YORK, Jan. 19 /PRNewswire-FirstCall/ -- Pfizer reported fourth-quarter and full-year 2005 financial results today that reflect operating and financial strength, with performance exceeding expectations, driven by in-line medicines, new medicines, and accelerated cost savings, all while promising candidates continue to advance through the company's pipeline.

    "We are supporting our key in-line and newly launched medicines, driving important new medicines through the pipeline and taking a series of specific actions to build Pfizer's value," said Hank McKinnell, chairman and chief executive officer. "We completed the year with positive news on many fronts -- including double-digit full-year worldwide growth of Lipitor; an exceptional Lyrica launch in the U.S.; priority-review status for two potential breakthrough medicines, Sutent for cancer and Champix for smoking cessation; favorable decisions in Lipitor patent cases; and a 26-percent dividend increase for the first quarter of 2006. Our strategy of driving growth in our in-line medicines and investing in promising new medicines is the essence of the new Pfizer. We will continue to focus on enhancing value for our shareholders and meeting patients' needs worldwide."

    Dr. McKinnell said there were two primary drivers for Pfizer's better-than-expected performance in the quarter: better revenue performance in the Human Health business; and operating expense savings, coupled with the acceleration of the "Adapting to Scale" (AtS) cost savings to $800 million in 2005, which is double the goal for the year.

    "While we are pleased that Pfizer's performance in 2005 exceeded previous expectations, investors should be aware that the factors driving Pfizer's performance may differ materially in 2006," Dr. McKinnell added. "We look forward to providing a full briefing on our 2006 financial guidance, strategy, products, and pipeline at our analyst meeting in New York on February 10. We enter the new year with renewed determination to capitalize on all the opportunities we see to bring our innovative medicines to those who need them."

          Portfolio, Pipeline Position Human Health for Future Success

    "2005 has been a challenging year for Pfizer Human Health," said Karen Katen, vice chairman of Pfizer Inc and president of Pfizer Human Health. "However, fourth-quarter and full-year 2005 results indicate that we are well-positioned for the future, with a solid in-line portfolio and a rich pipeline of innovative new medicines."

    Loss of exclusivity in the U.S. of certain key medicines, uncertainty related to Celebrex, and the suspension of Bextra sales cumulatively reduced 2005 worldwide revenue by $5.7 billion. As a result, total Pfizer Human Health revenue declined $1.8 billion, or 4 percent, for full-year 2005 compared to full-year 2004. In the U.S., Human Health revenue declined 12 percent for the full-year 2005 compared to the same period in 2004.

    Excluding the major medicines that lost exclusivity in the U.S. in 2004 and 2005 and the selective COX-2 inhibitors, Human Health adjusted revenues(2) grew 11 percent worldwide and 10 percent in the U.S. for full-year 2005 compared to 2004. The successful launches of seven new medicines over the past two years are enabling Pfizer to replenish our portfolio. The combined sales of these products (Inspra, Caduet, Olmetec, Macugen, Revatio, Zmax, and Lyrica) generated $284 million in fourth-quarter 2005 revenue and $632 million in full-year 2005 revenue worldwide.

    Many of Pfizer's top medicines achieved double-digit growth worldwide in 2005 compared to 2004 across many therapeutic areas, including cardiovascular/metabolic diseases (Lipitor up 12 percent, Caduet up 272 percent); central nervous system disorders (Geodon up 26 percent, Relpax up 38 percent); infectious and respiratory diseases (Zyvox up 33 percent, Vfend up 38 percent); oncology (Aromasin up 73 percent); and ophthalmology (Xalatan/Xalacom up 12 percent).

                       Fourth-Quarter Portfolio Highlights

    The cardiovascular portfolio continues to perform well. Cardiovascular sales include another billion-dollar quarter for Norvasc and continued momentum for Caduet, which achieved 323-percent revenue growth worldwide in the fourth quarter to $65 million. Worldwide sales of Lipitor totaled $3.4 billion in the fourth quarter, reflecting growth of 3 percent over the previous year's quarter, a difficult comparison in light of Lipitor's 23-percent revenue growth in the fourth quarter of 2004, exacerbated by four fewer business days in the 2005 quarter. Full-year sales of $12.2 billion reflected 12-percent growth over 2004.

    In the recently published IDEAL study, Lipitor was shown to be numerically superior to Zocor in the secondary prevention of cardiovascular events. This difference fell just short of statistical significance (p=0.07 vs. significance at p=0.05). Lipitor did achieve statistically significant improvements in major secondary endpoints, including a 13-percent reduction in major cardiovascular events and a 17-percent reduction in non-fatal heart attacks for patients taking Lipitor 80 mg compared to patients taking simvastatin (Zocor) 20 and 40 mg. These results affirm that intensive lipid-lowering with Lipitor 80 mg can safely provide benefits beyond the most commonly prescribed doses of Zocor (20 and 40 mg) in patients with coronary artery disease.

    The performance of the central nervous system portfolio was fueled by the launch of Lyrica. Since its September launch, more than 500,000 prescriptions have been written for Lyrica in the U.S. as of December 23, 2005. Lyrica had already gained more than a 7-percent new-prescription share of the U.S. anti-epileptic market as of December 23, continuing its performance as one of Pfizer's most successful pharmaceutical launches. This mirrors the outstanding launch performance seen globally. On a worldwide basis, Geodon exhibited strong full-year growth of 26 percent. This performance far outpaced the rate of market growth. In the U.S., Geodon is the second-fastest-growing atypical anti-psychotic oral medication in new-prescription volume as of November year-to-date. Its balance of powerful efficacy and a favorable metabolic profile positions it for further growth.

    In the ophthalmology portfolio, the 9-percent worldwide growth in audited sales of Xalatan/Xalacom outpaced market growth (IMS MIDAS data for the twelve months ending November 2005). These medicines continue to lead the worldwide glaucoma market with a 35.7-percent share of revenues during the same period. Pfizer recently launched the first fully validated glaucoma risk calculator, which will help physicians identify patients with ocular hypertension who are most likely to progress to glaucoma, and determine whether to initiate earlier therapy. Macugen has become an important treatment in the U.S. for wet age-related macular degeneration, the leading cause of blindness in people over
60. While new competitors are expected to enter the market, Macugen has a strong foothold with more than 40,000 patients treated to date. Macugen's favorable safety profile has been maintained for more than two years of clinical testing and marketing.

    Despite decreased usage in prescription pain medications, Celebrex continues to be a leader in this field with a 46-percent share of U.S. anti-inflammatory sales and a 22-percent share worldwide for November 2005. In the fourth quarter of 2005, Celebrex was the fastest-growing medicine in the U.S. anti-inflammatory market. Pfizer is currently supporting the Cleveland Clinic's 20,000-patient prospective study to definitively evaluate the relative safety of Celebrex and two older pain medications in patients with heart disease or at high risk of heart disease.

    Worldwide full-year 2005 Viagra sales declined 2 percent. Fourth-quarter 2005 sales declined 8 percent, versus the comparable period in 2004, reflecting slower growth in the overall erectile-dysfunction (ED) market and competition from other products. Viagra continues to lead the ED market and is capturing six out of ten new prescriptions for ED in the U.S. through November 2005 year-to-date. Pfizer is supporting consumer ED education with the recent launch of a new unbranded educational campaign in the U.S.

               Rich Pipeline of New Medicines Continues to Advance

    "We continue to make excellent progress toward our goal of filing 20 major new medicines in the U.S. in the five-year period ending in 2006," said Dr. John LaMattina, President of Pfizer Global Research and Development.

    In addition to the seven products launched in 2004 and 2005, six additional products are under review by the FDA. Priority review has been granted for three of these -- Sutent (sunitinib), Champix (varenicline), and Eraxis
(anidulafungin).

    * Sutent is an oral agent with anti-angiogenic and anti-tumor activity that may offer significant advantage to physicians treating patients with metastatic renal cell carcinoma and Gleevec-resistant gastrointestinal stromal tumors.

    * Champix, a novel partial nicotinic agonist for smoking cessation, has been shown to be more effective than the only other oral anti-smoking prescription medicine.

    * In a recent study, the antifungal agent Eraxis has shown significant benefit over fluconazole in the treatment of candidemia and invasive candidiasis and has received an approvable letter from the FDA for esophageal candidiasis.

    Three other products are currently under review by the FDA:

    * Exubera, the inhaled insulin drug for type 1 and type 2 diabetes, represents the first non-injectable form of insulin available for diabetics. It has been recommended for approval by the FDA advisory committee and for marketing authorization by the Committee for Medicinal Products in Europe. Pfizer has reached an agreement to acquire sanofi-aventis's share of worldwide rights to Exubera, as well as the insulin production facilities located in Frankfurt previously jointly owned by the two companies.

    * Indiplon is filed for two NDAs for the treatment of adult insomnia, in immediate-release and modified-release formulations.

    * We have received an approvable letter from the FDA for Zeven (dalbavancin), a once-weekly intravenous antibiotic for the treatment of complicated skin and skin-structure infections caused by Gram- positive bacteria, including methicillin-resistant Staphylococcus aureus. This is Pfizer's second major product filing resulting from the recent acquisition of Vicuron.

    "And we reached several important milestones during the fourth quarter in our ongoing efforts to bring new innovative therapies to patients around the world," said Dr. LaMattina.

    Ticilimumab (CP-675,206), an anti-CTLA4 receptor antagonist, began Phase 3 testing in December. The compound is a monoclonal antibody and another addition in Pfizer's growing pipeline of large-molecule biologics. Ticilimumab may offer an important new option for treating metastatic melanoma, which has a five-year survival rate of less than 10 percent.

    In 2005, Pfizer extended our long history of successful alliances and acquisitions with a series of agreements with Angiosyn, BioRen, Coley, Idun, Incyte, Renovis, Rigel, and Vicuron, several of which are already demonstrating strong results. In the fourth quarter of 2005, Pfizer began two Phase 3 trials for non-small-cell lung cancer using a novel anti-cancer agent PF-3512676 (formerly CpG 7909), licensed from Coley Pharmaceutical Group. Based on Phase 2 survival data, this compound may offer a significant advancement over current therapies in treating non-small-cell lung cancer.

    Pfizer also entered a global collaborative research and licensing agreement with Incyte Corporation in the fourth quarter of 2005, giving us exclusive worldwide development and commercialization rights to a portfolio of CCR2 antagonist compounds for the potential treatment of inflammation. The most advanced compound is currently in Phase 2a studies in rheumatoid arthritis and insulin-resistant obese patients.

                          Leveraging Financial Strength

    "Pfizer is undertaking a series of actions to employ the company's strong positive cash flow for the short- and long-term benefit of shareholders," said David Shedlarz, vice chairman. "Given the strength of our operations, in December 2005 we increased our dividend for the first quarter of 2006 by 26 percent to 24 cents per share, while continuing to invest for long-term growth. With this increase, Pfizer will have increased dividends every year for 39 consecutive years. In 2005, we repatriated nearly $37 billion in foreign earnings, which Pfizer is using to enhance its balance sheet and invest in business opportunities. In addition, the company purchased nearly $4 billion in common stock in 2005, and it will continue to buy back its stock in 2006. Pfizer's sterling triple-A credit rating was also reaffirmed by Standard & Poor's and Moody's.

    "With these and other actions, we are demonstrating to shareholders our commitment to work to enhance the value of their investment in Pfizer," Mr. Shedlarz concluded.

    "Pfizer's earnings performance in the fourth quarter reflected operational flexibility, exceeding the estimate we announced in October 2005 for a number of reasons," said Alan Levin, senior vice president and chief financial officer. "Human Health revenues were stronger than previously forecast, reflecting an unexpected two-week delay in the introduction of azithromycin (Zithromax) generics in the U.S., strong early market acceptance of Lyrica, and better-than-anticipated performance in certain key markets (Japan and Germany) and in certain key products (Zyrtec and Norvasc). The fourth quarter of 2005 had four fewer business days than the fourth quarter of 2004; this is reflected in more tempered revenues and operating expenditures for the quarter. Full-year 2005 figures reflect a comparable number of days to 2004.

    "Cost of sales for the quarter remained under pressure, although the impact of changes in the geographic, product, and segment mix of our products was partially mitigated by the favorable impact of foreign exchange during the quarter. The modest rate of growth in Selling, Informational and administrative expenses and the decline in Research and Development expenditures is due in part to greater savings associated with our Adapting to Scale (AtS) initiative. For the full year, AtS savings of approximately $800 million were realized, double our original goal for the year. We also achieved approximately $4.2 billion in synergies through 2005 in connection with our acquisition and integration of Pharmacia Corporation.

    "Relative to prior expectations, fourth-quarter and full-year reported net income and diluted EPS reflect our enhanced operating performance during the quarter, partially offset by higher AtS implementation costs," Mr. Levin concluded.

          Pfizer Continues Aggressive Defense of Intellectual Property
                    With Important Lipitor, Norvasc Victories

    In December 2005, Pfizer prevailed in a U.S. court decision involving a patent challenge to Lipitor, the world's most popular cholesterol-lowering medicine. The U.S. District Court for the District of Delaware determined that two U.S. patents covering atorvastatin, the active ingredient in Lipitor, are valid and infringed by the product of generic manufacturer Ranbaxy Labs LTD (Ranbaxy), thus protecting Lipitor's exclusivity until June 2011.

    The U.S. decision marked one more major victory over Ranbaxy, which is using legal challenges in an attempt to overturn Pfizer's atorvastatin patents in the U.S. and many other markets. In October 2005, the United Kingdom's High Court upheld the exclusivity of the basic patent covering atorvastatin. The ruling prohibits Ranbaxy from introducing a generic version of atorvastatin in the U.K. until the patent expires in November 2011. Both the U.S. and U.K. decisions have been appealed.

    "Lipitor represents nothing less than one of the most important medical breakthroughs from pharmaceutical research, and the courts are sending a clear message that the legal system should support and encourage this kind of innovation," said Jeffrey Kindler, vice chairman and general counsel. "We continue to believe that policymakers should examine a system in which generic companies can take as many 'shots on goal' as they wish, employing lawyers, not medical researchers, around the world to undermine confidence in research-based companies and the jobs they support. Our only course is to aggressively defend our patents and stand for principles we believe in, on behalf of the patients we serve and the future of medical innovation."

    In a separate case, Pfizer announced yesterday that the U.S. District Court for the Northern District of Illinois upheld Pfizer's U.S. patent covering amlodipine besylate, the active ingredient in Norvasc, which had been challenged by the generic manufacturer Apotex.

                   Disaster Relief Efforts, Access Initiatives
                         Highlight Corporate Citizenship

    Pfizer continues to make progress in its initiatives to expand access to medicines and healthcare resources and to demonstrate excellence in corporate citizenship.

    During 2005, the company made substantial contributions to the relief and recovery efforts in response to an unprecedented series of natural disasters, including the Asian tsunami, Hurricanes Katrina and Rita in the U.S. Gulf States, and the earthquake that struck Pakistan and India. In partnership with relief organizations and local authorities in the affected regions, Pfizer and its colleagues donated funds, medicines, and healthcare supplies and supported the rebuilding of critical healthcare infrastructure.

    The company also advanced healthcare programs and partnerships in the developing world during 2005, including a program to train medical professionals across Africa in diagnosis and management of patients with HIV, malaria, and tuberculosis; a multi-country initiative to eliminate trachoma, the world's leading cause of preventable blindness; and a program in 42 developing countries to train healthcare providers in the treatment of opportunistic infections associated with HIV/AIDS.

                     Pfizer Changing to Meet Changing Times

    "While 2005 was one of the most difficult years in memory, it ended well," Dr. McKinnell concluded. "2005 will be seen as a pivotal year in Pfizer's history -- the last year of the old Pfizer. We are once again doing what every generation of Pfizer colleagues has had to do since the late 1800s -- change our company to meet changing times."

    For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information, and Disclosure Notice.

    DISCLOSURE NOTICE: The information contained in this document and the attachments is as of January 19, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, in-line products and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:

    *   the success of research and development activities;
    * decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;
    * the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
    *   competitive developments affecting our current growth products;
    * the ability to successfully market both new and existing products domestically and internationally;
    *   difficulties or delays in manufacturing;
    *   trade buying patterns;
    * the ability to meet generic and branded competition after the loss of patent protection for our products or for competitor products;
    * the impact of existing and future regulatory provisions on product exclusivity;
    *   trends toward managed care and health care cost containment;
    * possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use;
    * the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003;
    * legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access;
    *   contingencies related to actual or alleged environmental contamination;
    * claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
    * legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings;
    * the Company's ability to protect its patents and other intellectual property both domestically and internationally;
    *   interest rate and foreign currency exchange rate fluctuations;
    * governmental laws and regulations affecting domestic and foreign operations, including tax obligations;
    *   changes in generally accepted accounting principles;
    * any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;
    *   growth in costs and expenses;
    *   changes in our product mix; and
    * the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia, and our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative.

    A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its reports on Forms 10-Q and 8-K.

    This document includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS, excluding discontinued operations, cumulative effect of a change in accounting principles, purchase accounting adjustments, merger- related costs, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended October 2, 2005, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. A reconciliation to reported net income and reported diluted EPS is provided in the table accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    (2) Human Health adjusted revenues are defined as total Human Health revenues excluding the revenues of selective COX-2 inhibitors and major products that have lost exclusivity in the U.S. since the beginning of 2004. See the table accompanying this report.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                              Fourth  Quarter                           Full Year
                          ----------------------     %Incr./     ----------------------     %Incr./
                             2005         2004       (Decr.)        2005         2004       (Decr.)
                          ---------    ---------    ---------    ---------    ---------    ---------
Revenues                  $  13,592    $  14,924           (9)   $  51,298    $  52,516           (2)
Costs and expenses:
 Cost of sales                2,346        2,356            -        8,525        7,541           13
 Selling,
  informational and
  administrative
  expenses                    4,755        4,676            2       16,997       16,903            1
 Research and
  development
  expenses                    2,020        2,328          (13)       7,442        7,684           (3)
 Amortization of
  intangible assets             833          868           (4)       3,409        3,364            1
 Merger-related in-
  process research
  and development
  charges                         -          116            *        1,652        1,071           54
 Restructuring
  charges and merger-
  related costs                 596          467           28        1,392        1,193           17
 Other
  (income)/deductions
  --net                        (323)         614            *          347          753          (54)
Income from
 continuing
 operations before
 provision for taxes
 on income, minority
 interests and
 cumulative effect
 of a change
 in accounting
 principles                   3,365        3,499           (4)      11,534       14,007          (18)
Provision for taxes
 on income                      610          625           (2)       3,424        2,665           28
Minority interests                7            3          121           16           10           59
Income from
 continuing
 operations before
 cumulative effect of
 a change
 in accounting
 principles                   2,748        2,871           (4)       8,094       11,332          (29)
Discontinued operations:
 Income/(loss) from
  discontinued
  operations--net of
  tax                             6          (49)           *          (31)         (22)          42
 Gains on sales of
  discontinued
  operations--net of
  tax                             3            3            -           47           51           (8)
Discontinued
 operations--net of
 tax                              9          (46)           *           16           29          (45)
Income before
 cumulative effect of
 a change in
 accounting
 principles                   2,757        2,825           (2)       8,110       11,361          (29)
Cumulative effect of
 a change in
 accounting
 principles--net of
 tax                            (25)           -            *          (25)           -            *
Net income                $   2,732    $   2,825           (3)   $   8,085    $  11,361          (29)
Earnings per common
 share - Basic:
 Income from
  continuing
  operations before
  cumulative
  effect of a
  change in
  accounting
  principles              $    0.37    $    0.39           (5)   $    1.10    $    1.51          (27)
 Discontinued
  operations --
  net of tax                      -        (0.01)           *            -            -            *
 Income before
  cumulative effect
  of a change in
  accounting
  principles                   0.37         0.38           (3)        1.10         1.51          (27)
 Cumulative effect of
  a change in
  accounting
  principles --
  net of tax                      -            -            *            -            -            *
 Net income               $    0.37    $    0.38           (3)   $    1.10    $    1.51          (27)
Earnings per common
 share - Diluted:
 Income from
  continuing
  operations before
  cumulative
  effect of a
  change in
  accounting
  principles              $    0.37    $    0.39           (5)   $    1.09    $    1.49          (27)
 Discontinued
  operations --
  net of tax                      -        (0.01)           *            -            -            *
 Income before
  cumulative effect
  of a change in
  accounting
  principles                   0.37         0.38           (3)        1.09         1.49          (27)
 Cumulative effect of
  a change in
  accounting
  principles--net of
  tax                             -            -            *            -            -            *
 Net income               $    0.37    $    0.38           (3)   $    1.09    $    1.49          (27)
Weighted-average
 shares used to
 calculate earnings
 per common share:
  Basic                       7,327        7,461                     7,361        7,531
  Diluted                     7,368        7,511                     7,411        7,614

*   Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

(1) The above financial statement presents the three-month and twelve- month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve- month periods ended November 30 of each year.

(2) As required, the estimated value of Merger-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2005, we expensed $1.7 billion of IPR&D, of which $1.4 billion related to our acquisition of Vicuron Pharmaceuticals, Inc. in the third quarter and $250 million related to our acquisition of Idun Pharmaceuticals, Inc. in the second quarter. In 2004, we expensed $1.1 billion of IPR&D, of which $920 million related to our acquisition of Esperion Therapeutics, Inc. in the first quarter.

(3) Other (income)/deductions -- net in the fourth quarter of 2004 includes a charge of $691 million in connection with an intangible asset impairment related to Depo-Provera. Other (income)/deductions -- net in 2005 includes an impairment charge of $1.2 billion related to the developed technology rights and the write-off of machinery and equipment for Bextra, a selective COX-2 inhibitor. Other (income)/deductions -- net in 2004 includes a charge of $691 million in connection with an intangible asset impairment related to Depo-Provera and $369 million in connection with certain litigation- related charges.

(4) Provision for taxes on income in 2005 includes tax benefits associated with the resolution of certain tax positions ($586 million) and taxes on the repatriation of foreign earnings ($1.7 billion).

(5) In December 2005, we adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), a new accounting interpretation issued in March 2005. As a result, we recorded a non-cash pre-tax charge of $40 million ($25 million, net of tax) for costs associated with the eventual retirement of certain facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle in the fourth quarter of 2005.

                       PFIZER INC AND SUBSIDIARY COMPANIES
    RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER
        SHARE TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                              Fourth  Quarter                           Full Year
                          ----------------------     %Incr./     ----------------------     %Incr./
                             2005         2004       (Decr.)        2005         2004       (Decr.)
                          ---------    ---------    ---------    ---------    ---------    ---------
Reported net income       $   2,732    $   2,825           (3)   $   8,085    $  11,361          (29)
Purchase accounting
 adjustments -- net of
 tax                            572          831          (31)       3,973        3,389           17
Merger-related costs --
 net of tax                     227          323          (30)         624          786          (21)
Discontinued operations
 -- net of tax                   (9)          46            *          (16)         (29)         (45)
Cumulative effect of a
 change in accounting
 principles -- net of
 tax                             25            -            *           25            -            *
Certain significant
 items -- net of tax            218          360          (39)       2,310          629          268
Adjusted income           $   3,765    $   4,385          (14)   $  15,001    $  16,136           (7)
Reported diluted
 earnings per common
 share                    $    0.37    $    0.38           (3)   $    1.09    $    1.49          (27)
Purchase accounting
 adjustments -- net of
 tax                           0.08         0.10          (20)        0.54         0.45           20
Merger-related costs --
 net of tax                    0.03         0.04          (25)        0.08         0.10          (20)
Discontinued operations
 -- net of tax                    -         0.01            *            -            -            *
Cumulative effect of a
 change in accounting
 principles -- net of
 tax                              -            -            *            -            -            *
Certain significant
 items -- net of tax           0.03         0.05          (40)        0.31         0.08          288
Adjusted diluted
 earnings per common
 share                    $    0.51    $    0.58          (12)   $    2.02    $    2.12           (5)

*   Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

(1) The above reconciliation presents the three-month and twelve-month periods ended December 31 of each year. Subsidiaries operating outside the United States are included for the three-month and twelve-month periods ended November 30 of each year.

(2) Adjusted Income and Adjusted diluted earnings per common share as shown above reflect the following items:

                                                    Fourth Quarter            Full Year
                                                 --------------------    --------------------
(millions of dollars)                              2005        2004        2005        2004
----------------------------------------------   --------    --------    --------    --------
Purchase accounting adjustments, pre-tax:
  In-process research and
   development charges (a)                       $      -    $    116    $  1,652    $  1,071
  Intangible amortization and
   other (b)                                          805         835       3,295       3,285
  Sale of acquired inventory
   written up to fair value (c)                         -          40           4          40
  Total purchase accounting
   adjustments, pre-tax                               805         991       4,951       4,396
  Income taxes                                       (233)       (160)       (978)     (1,007)
    Total purchase accounting
     adjustments -- net of tax                        572         831       3,973       3,389
Merger-related costs, pre-tax:
  Integration costs (d)                               160         129         550         496
  Restructuring costs (d)                             161         338         393         697
  Total merger-related costs,
   pre-tax                                            321         467         943       1,193
  Income taxes                                        (94)       (144)       (319)       (407)
    Total merger-related costs --
     net of tax                                       227         323         624         786
Discontinued operations, pre-tax:
  (Gain)/loss from discontinued
   operations (e)                                     (11)         81          33          39
  Gains on sales of discontinued
   operations (e)                                      (5)         (7)        (77)        (75)
  Total discontinued operations,
   pre-tax                                            (16)         74         (44)        (36)
  Income taxes                                          7         (28)         28           7
    Total discontinued operations --
     net of tax                                        (9)         46         (16)        (29)
Cumulative effect of change in
 accounting principles -- net of tax                   25           -          25           -
Certain significant items, pre-tax
  Asset impairment charges and
   other costs associated with the
   suspension of selling Bextra (f)                    16           -       1,232           -
  Litigation charge (g)                                 -           -           -         369
  Impairment of Depo-Provera
   intangible asset (g)                                 -         691           -         691
  Other legacy Pharmacia intangible
   asset impairment (g)                                 -          11           -          11
  Contingent income earned from
   2003 sale of product-in-
   development (g)                                      -        (100)          -        (100)
  Operating results of divested
   legacy Pharmacia research
   facility (h)                                         -           -           -          64
  Restructuring charges - Adapting
   to Scale (d)                                       276           -         450           -
  Implementation costs - Adapting
   to Scale (i)                                       194           -         330           -
  Gain on disposals of investments (g)               (134)          -        (134)          -
  Asset impairment charges related
   to Elleste (g)                                       8           -           8           -
  Total certain significant items,
   pre-tax                                            360         602       1,886       1,035
  Income taxes                                       (106)       (242)       (654)       (406)
  Resolution of certain tax
   positions (j)                                        -           -        (586)          -
  Tax impact for the repatriation
   of foreign earnings (j)                            (36)          -       1,664           -
     Total certain significant
      items -- net of tax                             218         360       2,310         629

Total purchase accounting
 adjustments, merger-
 related costs, discontinued
 operations, cumulative effect of
 change in accounting principles
 and certain significant items --
 net of tax                                      $  1,033    $  1,560    $  6,916    $  4,775

(a) Included in Merger-related in-process research and development charges.

(b) Included primarily in Amortization of intangible assets.

(c) Included in Cost of sales.

(d) Included in Restructuring charges and merger-related costs.

(e) Included in Discontinued operations -- net of tax.

(f) Included in Cost of sales ($17 million), partially offset by Other (income)/deductions-net (($1) million) for the three months ended December 31, 2005, and included in Cost of sales ($73 million), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions-net ($1.2 billion) for the twelve months ended December 31, 2005.

(g) Included in Other (income)/deductions-net.

(h) Included in Research and development expenses.

(i) Included in Cost of sales ($87 million), Selling, informational and administrative expenses ($75 million), and Research and development expenses ($32 million) for the three months ended December 31, 2005, and included in Cost of sales ($124 million), Selling, informational and administrative expenses ($156 million), and Research and development expenses ($50 million) for the twelve months ended December 31, 2005.

(j) Included in Provision for taxes on income.

                       PFIZER INC AND SUBSIDIARY COMPANIES
               RECONCILIATION FROM HUMAN HEALTH REPORTED REVENUES
                        TO HUMAN HEALTH ADJUSTED REVENUES
                                   (UNAUDITED)

(millions of dollars)

                                                        Worldwide
                          ---------------------------------------------------------------------
                             Fourth  Quarter                        Full Year
                          ---------------------    %Incr./    ---------------------    %Incr./
                             2005        2004      (Decr.)       2005        2004      (Decr.)
                          ---------   ---------   ---------   ---------   ---------   ---------
Total Human Health
 revenues                 $  11,655   $  13,101         (11)  $  44,284   $  46,133          (4)
Celebrex                        472       1,008         (53)      1,730       3,302         (48)
Bextra                           (2)        417           *         (61)      1,286           *
Dynastat                          8          14         (44)         34          46         (25)
Accupril/Accuretic               44         165         (74)        294         665         (56)
Neurontin                       141         481         (71)        639       2,723         (77)
Zithromax                       382         672         (43)      2,000       1,842           9
Diflucan                        128         139          (8)        498         945         (47)
Human Health adjusted
 revenues                 $  10,482   $  10,205           3   $  39,150   $  35,324          11

                                                           U.S.
                          ---------------------------------------------------------------------
                             Fourth  Quarter                        Full Year
                          ---------------------    %Incr./    ---------------------    %Incr./
                             2005        2004      (Decr.)       2005        2004      (Decr.)
                          ---------   ---------   ---------   ---------   ---------   ---------
Total Human Health
 revenues                 $   6,240   $   7,616         (18)  $  23,443   $  26,583         (12)
Celebrex                        357         719         (50)      1,267       2,363         (46)
Bextra                           (2)        346           *         (82)      1,116           *
Dynastat                          -           -           -           -           -           -
Accupril/Accuretic              (25)         90           *          22         387         (94)
Neurontin                        27         352         (92)        159       2,198         (93)
Zithromax                       249         545         (54)      1,484       1,393           7
Diflucan                         (1)          1           *         (17)        417           *
Human Health adjusted
 revenues                 $   5,635   $   5,563           1   $  20,610   $  18,709          10

                                                      International
                          ---------------------------------------------------------------------
                             Fourth  Quarter                        Full Year
                          ---------------------    %Incr./    ---------------------    %Incr./
                             2005        2004      (Decr.)       2005        2004      (Decr.)
                          ---------   ---------   ---------   ---------   ---------   ---------
Total Human Health
 revenues                 $   5,415   $   5,485          (1)  $  20,841   $  19,550           7
Celebrex                        115         289         (60)        463         939         (51)
Bextra                            -          71           *          21         170           *
Dynastat                          8          14         (44)         34          46         (25)
Accupril/Accuretic               69          75          (8)        272         278          (2)
Neurontin                       114         129         (11)        480         525          (9)
Zithromax                       133         127           5         516         449          15
Diflucan                        129         138          (6)        515         528          (2)
Human Health adjusted
 revenues                 $   4,847   $   4,642           4   $  18,540   $  16,615          12

*   Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

(1) Human Health adjusted revenues, which excludes the revenues of selective COX-2 inhibitors and major products which have lost exclusivity in the U.S. since the beginning of 2004, is an alternative view of our Human Health revenue performance and we believe that investors' understanding of Human Health revenue growth is enhanced by disclosing this performance measure. Zithromax, Neurontin, Diflucan and Accupril/Accuretic recently lost their U.S. exclusivity and, as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Celebrex and Bextra, as a result of a recent regulatory evaluation of the risks and benefits of all COX-2 medicines, have also experienced a significant decline in sales. Specifically, the regulatory review of and conclusions regarding Celebrex have resulted in a reduction in sales this year as physicians evaluate the evolving information on the risks and benefits of all NSAIDs and revised labeling, and on April 7, 2005, the FDA requested the suspension of Bextra sales and marketing based on its assessment of an unfavorable risk/benefit profile due to the additional increased risk of rare, serious skin reactions compared to other NSAIDs. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Human Health product portfolio in 2005. Because of its non-standardized definition, this adjusted Human Health revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Human Health revenue growth.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               FOURTH QUARTER 2005
                                   (UNAUDITED)
                              (millions of dollars)

                                   WORLDWIDE                          U.S.                         INTERNATIONAL
                        ------------------------------   ------------------------------   ------------------------------
                                                  %                                %                                %
                          2005       2004        Chg       2005       2004        Chg       2005       2004        Chg
                        --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL
 REVENUES                 13,592     14,924         (9)     7,106      8,417        (16)     6,486      6,507          -

HUMAN
 HEALTH                   11,655     13,101        (11)     6,240      7,616        (18)     5,415      5,485         (1)

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES                 5,068      5,077          -      2,787      2,810         (1)     2,281      2,267          1

  LIPITOR                  3,357      3,264          3      2,069      2,023          2      1,288      1,241          4
  NORVASC                  1,244      1,253         (1)       613        619         (1)       631        634         (1)
  CARDURA                    146        168        (13)         2          1        107        144        167        (14)
  CADUET                      65         15        323         63         15        317          2          -          *
  ACCUPRIL/
  ACCURETIC                   44        165        (74)       (25)        90          *         69         75         (8)

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS                1,673      2,020        (17)     1,023      1,364        (25)       650        656         (1)

  ZOLOFT                     808        959        (16)       653        768        (15)       155        191        (19)
  GEODON/
  ZELDOX                     159        143         11        131        118         11         28         25         11
  LYRICA                     153         11         M+         82          -          *         71         11        567
  NEURONTIN                  141        481        (71)        27        352        (92)       114        129        (11)
  XANAX/XR                   102        106         (3)        35         37         (5)        67         69         (2)
  ARICEPT **                  90         87          4          -          -          -         90         87          4
  RELPAX                      63         54         16         38         33         14         25         21         20

- ARTHRITIS
  AND PAIN                   647      1,607        (60)       402      1,108        (64)       245        499        (51)

  CELEBREX                   472      1,008        (53)       357        719        (50)       115        289        (60)
  BEXTRA                      (2)       417          *         (2)       346          *          -         71          *

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                 1,110      1,339        (17)       513        776        (34)       597        563          6

  ZITHROMAX/
  ZMAX                       402        675        (40)       262        545        (52)       140        130          7
  ZYVOX                      164        135         21        118         99         19         46         36         27
  DIFLUCAN                   128        139         (8)        (1)         1          *        129        138         (6)
  VFEND                      112         83         34         40         33         19         72         50         45

- UROLOGY                    727        769         (5)       410        461        (11)       317        308          3

  VIAGRA                     430        469         (8)       212        248        (15)       218        221         (1)
  DETROL/
  DETROL LA                  283        285         (1)       193        207         (7)        90         78         15

- ONCOLOGY                   497        453         10        167        182         (8)       330        271         22

  CAMPTOSAR                  237        189         25        124        123          1        113         66         69
  ELLENCE                     94         90          5         17         18         (4)        77         72          7
  AROMASIN                    71         49         44         25         17         44         46         32         44

- OPHTHALMOLOGY              362        353          2        116        123         (5)       246        230          7

  XALATAN/
  XALACOM                    361        353          2        116        123         (5)       245        230          7

- ENDOCRINE
  DISORDERS                  266        257          4         86         84          3        180        173          4

  GENOTROPIN                 204        200          2         60         57          7        144        143          -

- ALL OTHER                  997        981          2        553        554         (1)       444        427          5

  ZYRTEC/
  ZYRTEC D                   327        349         (6)       327        349         (6)         -          -          -

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif
  and
  Spiriva)                   308        245         26        183        154         19        125         91         37

CONSUMER
 HEALTHCARE                1,043        992          5        503        490          3        540        502          7

ANIMAL
 HEALTH                      630        566         11        283        231         22        347        335          4

OTHER ***                    264        265          -         80         80          -        184        185          -

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Capsugel and Pfizer CenterSource.

M+ - Change greater than one-thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

Certain 2004 data have been reclassified to conform to the 2005 presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               TWELVE MONTHS 2005
                                   (UNAUDITED)
                              (millions of dollars)

                                  WORLDWIDE                           U.S.                        INTERNATIONAL
                        ------------------------------   ------------------------------   ------------------------------
                                                  %                                %                                %
                          2005       2004        Chg       2005       2004        Chg       2005       2004        Chg
                        --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL
 REVENUES                 51,298     52,516         (2)    26,664     29,539        (10)    24,634     22,977          7

HUMAN
 HEALTH                   44,284     46,133         (4)    23,443     26,583        (12)    20,841     19,550          7

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES                18,732     17,412          8     10,036      9,256          8      8,696      8,156          7

  LIPITOR                 12,187     10,862         12      7,401      6,634         12      4,786      4,228         13
  NORVASC                  4,706      4,463          5      2,222      1,991         12      2,484      2,472          -
  CARDURA                    586        628         (7)         7          6          6        579        622         (7)
  ACCUPRIL/
  ACCURETIC                  294        665        (56)        22        387        (94)       272        278         (2)
  CADUET                     185         50        272        179         49        265          6          1        766

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS                6,391      8,092        (21)     3,816      5,668        (33)     2,575      2,424          6

  ZOLOFT                   3,256      3,361         (3)     2,573      2,657         (3)       683        704         (3)
  NEURONTIN                  639      2,723        (77)       159      2,198        (93)       480        525         (9)
  GEODON/
  ZELDOX                     589        467         26        483        385         26        106         82         29
  XANAX/XR                   409        378          8        141        123         14        268        255          5
  ARICEPT **                 346        308         12          -          -          -        346        308         12
  LYRICA                     291         13         M+        111          -          *        180         13         M+
  RELPAX                     233        169         38        143        100         43         90         69         31

- ARTHRITIS
  AND PAIN                 2,376      5,203        (54)     1,377      3,608        (62)       999      1,595        (37)

  CELEBREX                 1,730      3,302        (48)     1,267      2,363        (46)       463        939        (51)
  BEXTRA                     (61)     1,286          *        (82)     1,116          *         21        170          *

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                 4,766      4,715          1      2,450      2,664         (8)     2,316      2,051         13

  ZITHROMAX/
  ZMAX                     2,025      1,851          9      1,497      1,393          7        528        458         15
  ZYVOX                      618        463         33        438        339         29        180        124         44
  DIFLUCAN                   498        945        (47)       (17)       417          *        515        528         (2)
  VFEND                      397        287         38        140        118         18        257        169         53

- UROLOGY                  2,684      2,634          2      1,497      1,539         (3)     1,187      1,095          9

  VIAGRA                   1,645      1,678         (2)       802        886        (10)       843        792          7
  DETROL/
  DETROL LA                  988        904          9        675        633          7        313        271         15

- ONCOLOGY                 1,996      1,502         33        701        629         12      1,295        873         48

  CAMPTOSAR                  910        554         64        471        449          5        439        105        317
  ELLENCE                    367        344          7         73         66         11        294        278          6
  AROMASIN                   247        143         73         85         41        109        162        102         58

- OPHTHALMOLOGY            1,373      1,227         12        432        419          3        941        808         16

  XALATAN/
  XALACOM                  1,372      1,227         12        432        419          3        940        808         16

- ENDOCRINE
  DISORDERS                1,049        925         13        341        298         14        708        627         13

  GENOTROPIN                 808        736         10        239        208         15        569        528          8

- ALL OTHER                3,852      3,702          4      2,176      2,090          4      1,676      1,612          4
  ZYRTEC/
  ZYRTEC D                 1,362      1,287          6      1,362      1,287          6          -          -          -

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif
  and
  Spiriva)                 1,065        721         48        617        412         50        448        309         45

CONSUMER
 HEALTHCARE                3,878      3,516         10      1,941      1,780          9      1,937      1,736         12

ANIMAL
 HEALTH                    2,206      1,953         13        993        878         13      1,213      1,075         13

OTHER ***                    930        914          2        287        298         (4)       643        616          4

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Capsugel and Pfizer CenterSource.

M+ - Change greater than one-thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

Certain 2004 data have been reclassified to conform to the 2005 presentation.

                                   PFIZER INC
                       SUPPLEMENTAL FINANCIAL INFORMATION

    1)  Impact of Foreign Exchange on Revenues

    Changes in foreign-exchange rates in the fourth quarter of 2005 relative to the same period in the prior year had a nominally favorable impact on revenue growth of $36 million, or 0.2%. The weakness of the U.S. dollar relative to other currencies, primarily the euro, Canadian dollar, Brazilian real, and British pound, for the twelve months of 2005 compared to the twelve months of 2004 favorably impacted full-year 2005 revenues by $945 million, or 1.8%.

    2)  Impact of Accounting Calendar on Revenues

    Pfizer's accounting calendar had three additional business days in the first quarter relative to 2004. Pfizer's second and third fiscal quarters of 2005 had the same number of business days as the prior year. The fourth quarter, however, had four fewer business days than the prior year (six fewer calendar days).

    3)  Change in Cost of Sales

    Cost of sales as a percentage of revenues increased to 17.3% in the fourth quarter of 2005 from 15.8% in the fourth quarter of 2004. The increase in the cost of sales margin principally reflects unfavorable geographic, segment, and product mix; adverse changes in production volume; and AtS costs ($87 million); partially offset by a favorable impact of foreign exchange.

    Cost of sales as a percentage of revenues increased to 16.6% for the twelve months of 2005 from 14.4% for the twelve months of 2004. The increase reflects unfavorable geographic, segment, and product mix; adverse changes in production volume; AtS costs ($124 million); and costs associated with Bextra ($73 million), among other factors.

    4)  Costs Relating to Adapting to Scale Productivity Initiative

    Costs relating to the Adapting to Scale (AtS) initiative were $470 million and $780 million, pre-tax, for the three months and twelve months ended December 31, 2005. We expect the costs associated with this multi-year effort to continue through 2008 and to total $4 billion to $5 billion, on a pre-tax basis. The actions associated with the AtS initiative will include restructuring charges -- such as asset impairments, exit costs, and severance and severance-related costs -- and associated implementation costs, such as accelerated depreciation charges, primarily associated with plant network optimization efforts, and expenses associated with system and process standardization and the expansion of shared services.

    5)  Merger-Related Costs

    Pharmacia merger-related costs totaled $928 million for 2005. Cumulative costs from 2002 through 2005 were $5.4 billion, consistent with expectations at the time of the acquisition. Merger-related synergies through 2005 totaled approximately $4.2 billion. Pharmacia merger-related initiatives are essentially complete, and we will not incur material Pharmacia merger-related costs going forward.

    6)  Other Income and Other Deductions

                                      Fourth Quarter            Full Year
                                  --------------------    --------------------
($ millions)                        2005        2004*       2005        2004*
-------------------------------   --------    --------    --------    --------
Net Interest (Income)
 /Expense                         $   (110)   $     (2)   $   (269)   $      1
Various Litigation Matters               2           3           2         369
Impairment of Bextra
 -Related Long-Lived
 Assets                                 (2)          -       1,150           -
Impairment of Depo-Provera
 Intangible Assets                       -         691           -         691
Other Intangible Asset
 Impairments                             8          11           8          11
Royalties                             (102)        (50)       (369)       (288)
Contingent Income Earned
 from 2003 Sale of Product
 in Development                          -        (100)          -        (100)
Gains on Disposals of
 Investments/Product Lines            (118)        (10)       (188)        (16)
Other, Net                              (1)         71          13          85
Other (Income)/Deductions
 -Net                             $   (323)   $    614    $    347    $    753

*   Certain 2004 amounts were reclassified to conform to the 2005 presentation.

    In connection with the decision to suspend sales of Bextra in the first quarter of 2005, we recorded a charge of $1.1 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $5 million.

    In the third quarter of 2004, Pfizer recorded a litigation-related charge of $369 million related to the resolution of claims against Quigley Company, Inc., a wholly owned subsidiary of Pfizer.

    In the fourth quarter of 2004, we recorded a non-cash charge of $691 million upon determining that an indefinite-lived intangible asset relating to Depo-Provera had become impaired.

    7)  Effective Tax Rate

    The effective tax rate used in calculating reported income for 2005 is 29.7%. The effective tax rate used in calculating adjusted income(1) is 22.2%. The difference between the adjusted tax rate and the reported tax rate primarily reflects the tax impact on foreign earnings repatriated pursuant to the American Jobs Creation Act, resolution of certain tax positions, as well as the tax impacts of purchase accounting and the Bextra impairment.

    8)  Share-Purchase Program

    We believe that purchase of our stock is an excellent investment opportunity. Since the beginning of 1999, Pfizer has purchased more than $35.6 billion of its common stock. In the second quarter of 2005, the company completed the $5 billion share-purchase program authorized in October 2004. On June 23, 2005, Pfizer announced the authorization of a new $5 billion share-purchase program. By the end of 2005, Pfizer had purchased approximately 22 million shares valued at approximately $493 million under the new program. In total, the company purchased nearly 144 million shares of common stock, valued at $3.8 billion, during 2005. We remain committed to completing our new $5 billion share-purchase program.

SOURCE  Pfizer Inc
    -0-                             01/19/2006
    /CONTACT: Andy McCormick, +1-212-733-5469, or Paul Fitzhenry, +1-212-733-4637, both of Pfizer Inc/
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